Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary and Jurisdiction in Which Organized	Percentage of Voting Securities Owned by Immediate Parent

FEI FSC Ltd. (Barbados)	100%
FEI Asia Company (Oregon)	100
FEI Electron Optics International B.V. (Netherlands)	100
FEI Deutschland GmbH (Germany)	100
FEI Company Japan Ltd. (Japan)	100
FEI Australia Pty Ltd. (Australia)	100
Focused Electrons and Ions (FEI) AG (Switzerland)	100
FEI Belgium N.V. (Belgium)	100
FEI Czech Republic s.r.o. (Czech Republic)	100
FEI Hong Kong Co., Ltd. (Hong Kong)	100
FEI Company of USA (SE Asia) P.t.e. Ltd. (Singapore)	100
FEI Denmark A/S (Denmark)	100
FEI Italia S.r.l. (Italy)	100
FEI Electron Optics B.V. (Netherlands)	100
FEI France SAS (France)	100
FEI Microscopia Espana SA (Spain)	100
FEI Particle Beam Systems Oesterreich GmbH (Austria)	100
FEI Europe B.V. (Netherlands)	100
FEI Norway AS (Norway)	100
FEI Sweden AB (Sweden)	100
FEI UK Ltd. (United Kingdom)	100
FEI Systems Canada Inc. (Canada)	100
FEI Europe Ltd. (United Kingdom)	100

Subsidiaries — Less than 100% Ownership (Parent Company/FEI Electron Optics International B.V. listed above):

Charged Particle Beam Technology Latin America S.A. de C.V.	98

EX — 21.1